<FILENAME>ims060305_ex99-1.txt
                                                                   EXHIBIT 99.1
May 31, 2005

           International Monetary Systems Secures Added Funding

New Berlin, Wis. -- May 31, 2005 -- International Monetary Systems, Ltd.
(OTC BB: INLM), a worldwide leader in corporate and consumer barter services, today announced that it has secured additional open-ended funding from private investors. The company has drawn another $200,000 from its convertible credit line, increasing the total that has been received from this placement to $810,000.

International Monetary Systems' CEO Don Mardak stated: "These additional funds will allow us to complete other trade exchange acquisitions that are currently in discussion and will provide us with additional working capital."


About International Monetary Systems

Founded in 1989, International Monetary Systems (IMS) serves more than 7,000 customers in 25 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables companies and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and the Barter Association National Currency (the BANC). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.


         CONTACT: International Monetary Systems
                  Don Mardak, 262-780-3640 (ext. 1205) or 800-559-8515


Source: International Monetary Systems, Ltd.